EXHIBIT 99(a)(1)
                                                                ----------------

                           TALK AMERICA HOLDINGS, INC.


                                OFFER TO EXCHANGE
   ALL OUTSTANDING OPTIONS PREVIOUSLY ISSUED BY TALK AMERICA HOLDINGS, INC. TO
    EMPLOYEES THAT HAVE AN EXERCISE PRICE OF $5.50 OR MORE AND DO NOT EXPIRE BEFORE APRIL 15, 2002 FOR NEW OPTIONS TO BE GRANTED UNDER ONE OF TALK AMERICA
                    HOLDINGS, INC. LONG TERM INCENTIVE PLANS


--------------------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME ON
  OCTOBER 3, 2001 UNLESS THE OFFER   IS EXTENDED.
--------------------------------------------------------------------------------

     Talk America Holdings, Inc. ("Talk America," "we" or "us") is offering its eligible employees the opportunity to exchange certain outstanding stock options previously granted by us to purchase shares of our common stock ("Common Stock") for new options that we will grant under our three stock plans (the 1998 Long-Term Incentive Plan (the "1998 Plan"), the 2000 Long-Term Incentive Plan (the "2000 Plan") and the 2001 Non-Officer Long-Term Incentive Plan (the "2001 Plan" and, together with the 1998 Plan and the 2000 Plan, called the "Plans"). The offer to exchange includes all outstanding stock options previously granted by us to our employees that have an exercise price equal to or greater than $5.50 per share and do not expire by their terms on or before April 15, 2002. We refer to these as "Eligible Options."

     We are making the offer upon the terms and conditions described in this Offer to Exchange (the "Offer to Exchange"), the related memorandum from Talk America dated August 29, 2001, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "offer" or "program").

     The number of shares of Common Stock subject to the new options to be granted to an eligible employee in exchange for an Eligible Option will be the same number of shares of Common Stock as were unexercised under the Eligible Option that is tendered and we accept for exchange. The exercise price per share of the new options will be 100% of the fair market value of a share of our Common Stock on the date of grant, generally as determined by the closing price reported by the principal market for our Common Stock (currently, the Nasdaq National Market) on the date of grant. The vesting schedule for a new option granted in this program in exchange for an option that you tender and we accept will be the same as for the old exchanged option.

     Subject to the terms and conditions of this offer, we will grant the new options on or after the first business day that is at least six months after the date we cancel the options tendered and accepted for exchange. The grant date for the new options is currently scheduled to be April 5, 2002 (unless the offer has been extended). You may tender Eligible Options for all, but not less than all, of the unexercised shares subject to any individual Eligible Option that you hold (except for our Chief Executive Officer, who has agreed to certain limits on the number of Eligible Options that he may be able to tender for exchange). Upon expiration of the offer, we will decide promptly either to accept all of the properly tendered options or to reject them all. If we decide to accept the tendered options, they will be cancelled promptly thereafter. The offer is currently scheduled to expire on October 3, 2001 (the "Expiration Date") and we expect to decide promptly thereafter (which we expect to be by October 4, 2001 unless the offer has been extended) whether we will accept or reject all properly tendered options. If we decide to accept all properly tendered options, we expect promptly to cancel such options. We therefore expect that the date of cancellation will be October 4, 2001 (unless the offer has been extended), or as soon as possible thereafter (the "Cancellation Date").

     You may participate in the offer if you are an employee of Talk America or one of our subsidiaries currently and on the date we cancel the options you tender and we accept for exchange. HOWEVER, IN ORDER TO RECEIVE A NEW OPTION PURSUANT TO THIS OFFER, YOU MUST BE AN EMPLOYEE AS OF THE DATE ON WHICH THE NEW OPTIONS ARE GRANTED (UNLESS YOUR EMPLOYMENT WAS TERMINATED AFTER THE END OF THE OFFER BY YOUR DEATH OR DISABILITY), WHICH GRANT DATE WILL BE AT LEAST SIX MONTHS AFTER THE CANCELLATION DATE. Please see Section 1 (Eligibility) and Section 2 (Number of Options; Expiration Date) of this Offer to Exchange.

     If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under one of the Plans, as applicable, as determined by our Board of Directors in their sole discretion, and the new options will be subject to substantially the same terms and conditions, subject to the change in exercise price, as were the options for which they were exchanged, including, where applicable, any relevant holding periods for tax or other reasons.

     Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange. You must make your own decision whether or not to tender your options.

     Shares of Common Stock are traded on the Nasdaq National Market under the symbol "TALK." On August 24, 2001, the closing price of shares of Common Stock reported on the Nasdaq National Market was $0.58 share.

     WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR SHARES OF COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

     THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     You should direct questions about the offer or requests for assistance or for additional copies of this Offer to Exchange, the memorandum from Talk America dated August 29, 2001, the Election Form and the Notice to Change Election From Accept to Reject to Jeff Schwartz at Talk America, 6805 Route 202, New Hope, Pennsylvania 18938, (215) 862-1097 (phone), (215) 862-1087
(facsimile).

                                    IMPORTANT

     If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and hand deliver or fax it and any other required documents to Jeff Schwartz at Talk America, 6805 Route 202, New Hope, Pennsylvania 18938, facsimile (215) 862-1087 (facsimile).

     We are not making the offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND IN THE RELATED MEMORANDUM FROM TALK AMERICA DATED AUGUST 29, 2001, THE ELECTION FORM AND THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

                                                                                                      PAGE
                                                                                                      ----

Summary Term Sheet.......................................................................................1
Certain Risks of Participating in the Offer..............................................................7
Introduction.............................................................................................8
The Offer................................................................................................9
1.     Eligibility.......................................................................................9
2.     Number of Options; Expiration Date................................................................9
3.     Purpose of the Offer.............................................................................10
4.     Procedures for Tendering Options.................................................................11
5.     Withdrawal Rights and Change of Election.........................................................11
6.     Acceptance of Options for Exchange and Issuance of New Options...................................12
7.     Conditions of the Offer..........................................................................13
8.     Price Range of Shares Underlying the Options.....................................................14
9.     Source and Amount of Consideration; Terms of New Options.........................................14
10.    Information Concerning Talk America..............................................................17
11.    Interests of Directors and Officers; Transactions and Arrangements Concerning the Options........17
12.    Status of Options We Acquire in the Offer; Accounting Consequences of the Offer..................17
13.    Legal Matters; Regulatory Approvals..............................................................18
14.    Summary of Material U.S. Federal Income Tax Consequences.........................................18
15.    Extension of Offer; Termination; Amendment.......................................................19
16.    Fees and Expenses................................................................................20
17.    Additional Information...........................................................................20
18.    Miscellaneous....................................................................................21
Schedule A        Information Concerning the Directors and Executive Officers of
                  Talk America Holdings, Inc...........................................................A-1



                               SUMMARY TERM SHEET

This summary of the offer highlights selected information from this Offer to Exchange, and may not contain all information that is important to you. To better understand our offer to you and for a complete description of the terms of the offer, you should read carefully this entire Offer to Exchange, the accompanying memorandum from Talk America dated August 29, 2001, the Election Form and the Notice to Change Election From Accept to Reject.

WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

We are offering to exchange all unexercised options to purchase shares of common stock of Talk America that we have previously granted that:

     o    are now held by eligible employees;

     o    have an exercise price of $5.50 or more per share; and

     o    do not expire by their terms on or before April 15, 2002

for new options that we will grant under our Plans. An unexercised option is an option that you have not yet used and includes all such unexercised shares, even if a portion of the shares has already vested. (please see page 9)

WHO IS ELIGIBLE TO PARTICIPATE?

You are eligible to participate if you are an employee of Talk America Holdings, Inc. ("Talk America") or one of Talk America's subsidiaries, as of the date the offer commences and the date on which the tendered options are cancelled. However, in order to receive a new option, you must also be either (a) an employee of Talk America or one of its subsidiaries or (b) a former such employee whose employment was terminated by reason of death or disability as provided in the company's disability policy or in an employment agreement between you and us, as of the date the new options are granted, which will be at least six months after the Cancellation Date, which is currently expected to be October 4, 2001, if Talk America does not extend the offer. (please see page 9)

Eligible employees in any location are entitled to participate. However, we are not making the offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction.

WHY ARE WE MAKING THE OFFER?

We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price at least equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize stockholder value. (please see page 10)

WHAT ARE THE CONDITIONS TO THE OFFER?

There are no specific conditions to the offer. However, upon expiration of the offer (which will be on October 3, 2001 at 5:00 PM Eastern Daylight Time, unless we extend it), we will decide either to accept all of the properly tendered options or to reject them all. (please see page 12)

ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT YOU MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

To receive a grant of new options through the offer and under the terms of the applicable Plan, you must either

     o be employed by Talk America or one of its subsidiaries as of the date the new options are granted; or

     o be a former employee of Talk America or one of its subsidiaries whose employment was terminated by reason of death or disability (as provided in the company's disability policy or in an employment agreement between you and us) after the end of the offer but before the date the new options are granted.

As discussed below, subject to the terms of this offer, we will not grant the new options until on or after the first business day that is at least six months after the date we decide to accept all tendered options and cancel the options accepted for exchange. The grant date is currently scheduled to be April 5, 2002 (unless the offer has been extended). If, for any reason other than death or disability, you do not remain an employee of Talk America or one of its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been cancelled. (please see page 9)

HOW MANY NEW OPTIONS WILL YOU RECEIVE IN EXCHANGE FOR YOUR TENDERED OPTIONS?

Subject to the terms of this offer, for each Eligible Option that is tendered and we accept, we will grant you a new option to purchase the same number of shares of our common stock as were unexercised under that old option. New options will be granted under one of the Plans, as follows:

     o new options granted to an employee who is not an executive officer will be granted under the 2001 Plan;

     o new options that are granted to an employee who is an executive officer of Talk America in exchange for an old option that was granted under either the 1998 Plan or the 2000 Plan will be granted under the same plan as was the old option that is exchanged; and

     o new options that are granted to an employee who is an executive officer of Talk America in exchange for an old option that was not granted under either of the 1998 Plan or the 2000 Plan will be granted under one of those two Plans, as determined by the Board of Directors in its sole discretion.

All new options will be subject to a new option agreement between you and us, which you must execute before receiving new options. The new options will be subject to the terms and conditions of the respective Plans under which they are issued and will generally have substantially the same terms and conditions as the old option for which they were exchanged, subject to the change in exercise price. (please see page 14)

WHEN WILL YOU RECEIVE YOUR NEW OPTIONS?

We will not grant the new options until on or after the first business day that is at least six months after the date we decide to accept all tendered options and cancel the options accepted for exchange. Our Board of Directors will select the actual grant date for the new options, which will be in the 30-day period beginning with the first business day that is at least six months after the date we cancel the options. If we cancel tendered options on October 4, 2001, which is the expected date for the cancellation of the options, the new options will not be granted until at least April 5, 2002, or later if the offer is extended. As discussed elsewhere, except in the case of termination by reason of death or disability, you must be an employee of Talk America or one of its subsidiaries on the date we grant the new options in order to be eligible to receive them. (please see page 12)

WHY WON'T YOU RECEIVE YOUR NEW OPTIONS IMMEDIATELY AFTER THE CANCELLATION DATE OF THE OFFER?

If we were to grant the new options on any date that is earlier than six months after the date we cancel the options accepted for exchange, we would be subject to significant accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting effect of decreases and increases in price per share of the Common Stock as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months, we believe we will not have to treat the new options as variable awards.
(please see page 17)

IF YOU TENDER OPTIONS IN THE OFFER, WILL YOU BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE YOU RECEIVE YOUR NEW OPTIONS?

No. If we accept options that you tender in the offer, you may not receive any other stock option grants from us before you receive your new options. We may defer until the grant date for your new options the grant of other options, if a grant of such other options is deemed appropriate at the time as determined by us in normal course.

WILL YOU BE REQUIRED TO GIVE UP ALL YOUR RIGHTS TO THE CANCELLED OPTIONS?

Yes. Once we have accepted options tendered by you, those options will be cancelled and you will no longer have any rights under those options to the extent tendered and cancelled. (please see page 12)

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

The exercise price per share of the new options will be 100% of the fair market value of a share of our Common Stock on the date of grant. The fair market value of the Common Stock will generally be determined by the closing price of the Common Stock on the date of grant as reported by the principal market for the common stock, which is currently the Nasdaq National Market. Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until on or after the first business day that is at least six months after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options. (please see page 15)

WHEN WILL THE NEW OPTIONS VEST?

The vesting schedule for a new option granted in this program will be the same as for the old option for which it is exchanged. Accordingly, if shares would have been vested under the old option as of the date we grant the new option in exchange (including any vesting by reason of death or disability), the same number of shares would be vested under the new option as of the date of grant and any remaining shares under the new option would later vest in accordance with the same schedule as the old exchanged option. The vesting schedule for your existing options that are not tendered will remain unchanged. (please see page 16)

ARE THERE CIRCUMSTANCES WHERE YOU WOULD NOT BE GRANTED NEW OPTIONS ALTHOUGH YOUR EXISTING OPTIONS WERE CANCELLED?

Yes. Even if we accept your tendered options, if you are not an employee of Talk America or one of its subsidiaries (or a former employee whose employment was terminated by reason of death or disability), on the date we grant new options, you will not receive any new options. (please see page 9)

Also, we will not grant new options to you if we are prohibited by applicable law or regulations from doing so. We are not aware of any such prohibition at this time and we will use reasonable efforts to grant the new options, but if the grant is prohibited during the period we expect to issue the new options, which is the 30-day period beginning on the first business day that is at least six months after we cancel the options accepted for exchange, you will not be granted a new option. (please see page 18)

IF WE ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO YOU HAVE TO EXCHANGE ALL OF YOUR ELIGIBLE OPTIONS OR CAN YOU JUST EXCHANGE SOME OF THEM?

You are not required to exchange any or all of your Eligible Options. However, you are not permitted to exchange only a portion of an Eligible Option. If you exchange an Eligible Option, you must exchange the entire Eligible Option as a whole or not at all. Eligible Options are considered the same if they have the same grant date. (please see page 9)

WHAT HAPPENS TO OPTIONS THAT YOU CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

Nothing. Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding and are exercisable in accordance with their terms until they expire and retain their current exercise price and current vesting schedule.

WILL YOU HAVE TO PAY TAXES IF YOU EXCHANGE YOUR OPTIONS IN THE OFFER?

If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes. Further, at the grant date of the new options, you should not be required under current law to recognize income for U.S. federal income tax purposes. (please see page 18)

WHEN WILL YOUR NEW OPTIONS EXPIRE?

Your new options will have the same expiration date as the old options for which they were exchanged, including possible earlier expiration if your employment with Talk America or any of its subsidiaries terminates. (please see page 15)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND, IF SO, HOW WILL YOU BE NOTIFIED IF IT IS EXTENDED?

The offer expires on October 3, 2001, at 5:00 p.m. Eastern Daylight Time, unless it is extended by us. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension. (please see page 19)

HOW DO YOU TENDER YOUR OPTIONS?

If you decide to tender your options, you must deliver, before 5:00 p.m., Eastern Daylight Time on October 3, 2001 (or such later date and time as we extend the expiration of the offer), a properly completed and executed Election Form and any other documents required by the Election Form via hand delivery to Jeff Schwartz at Talk America, 6805 Route 202, New Hope, Pennsylvania 18938 or via facsimile to him at (215) 862-1087. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. (please see page 11)

DURING WHAT PERIOD OF TIME MAY YOU WITHDRAW PREVIOUSLY TENDERED OPTIONS?

You may withdraw your tendered options at any time before the offer expires at 5:00 p.m., Eastern Daylight Time on October 3, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. To withdraw tendered options, you must deliver to us via hand delivery to Jeff Schwartz at Talk America, 6805 Route 202, New Hope, Pennsylvania 18938 or via facsimile to him at (215) 862-1087, a signed Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (please see page 11)

CAN YOU CHANGE YOUR ELECTION REGARDING PARTICULAR TENDERED OPTIONS?

Yes, you may change your election regarding particular tendered options at any time before the offer expires at 5:00 p.m., Eastern Daylight Time on October 3, 2001. If we extend the offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the offer. In order to change your election, you must deliver to us via hand delivery to Jeff Schwartz at Talk America, 6805 Route 202, New Hope, Pennsylvania 18938, (215) 862-1097 (phone), or via facsimile to him at (215) 862-1087, a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form. You should also clearly indicate that the new Election Form replaces a previous one. (please see page 11)

WHAT DO WE AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, tax advisor, accountant and/or financial advisor.

TO WHOM CAN YOU TALK IF YOU HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact Jeff Schwartz at Talk America, 6805 Route 202, New Hope, Pennsylvania 18938, (215) 862-1097 (phone) or (215) 862-1087 (facsimile).

THIS OFFER IS NOT A GUARANTEE OF EMPLOYMENT FOR ANY PERIOD AND IS NOT INTENDED TO ALTER IN ANY RESPECT THE EXISTING TERMS AND CONDITIONS OF YOUR EMPLOYMENT. YOUR EMPLOYMENT WITH US MAY BE TERMINATED AT ANY TIME BY EITHER YOU OR US, WITH OR WITHOUT CAUSE.

                                  CERTAIN RISKS
                          OF PARTICIPATING IN THE OFFER

     Participation in the offer involves a number of potential risks, including those described below. This list briefly highlights some of the risks and is necessarily incomplete. Eligible employees should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. We urge you to read the Sections in this Offer to Exchange discussing tax consequences, as well as the rest of the Offer to Exchange, the memorandum from Talk America dated August 29, 2001, the Election Form and the Notice to Change from Accept to Reject, for a fuller discussion of the risks that may apply to you, and to consult with an investment and tax advisor as necessary before deciding to participate in this exchange offer.

PARTICIPATION IN THE OFFER WILL MAKE YOU INELIGIBLE TO RECEIVE ANY OPTION GRANTS UNTIL APRIL 5, 2002 AT THE EARLIEST.

     Employees are generally eligible to receive option grants at any time that the Board of Directors or Compensation Committee chooses to make them. However, if you participate in the offer, you will not be eligible to receive any option grants until April 5, 2002 at the earliest.

IF THE STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELLED, YOUR CANCELLED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE REPLACEMENT OPTIONS THAT YOU HAVE RECEIVED IN EXCHANGE FOR THEM.

     For example, if you cancel options with a $6 exercise price, and the Common Stock appreciates to $10 when the replacement grants are made, your replacement option will have a higher exercise price than the cancelled option.

IF YOU ARE NOT AN EMPLOYEE ON THE DATE OF GRANT OF THE REPLACEMENT OPTIONS, YOU WILL RECEIVE NEITHER A REPLACEMENT OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

     Once your option is cancelled, it is gone for good. Accordingly, if you are not an employee for any reason (other than death or disability) on the date the replacement option is granted, you will have the benefit of neither the cancelled option nor the replacement option.

                                  INTRODUCTION

     Talk America Holdings, Inc. ("Talk America," "we" or "us") is offering its eligible employees the opportunity to exchange certain outstanding stock options previously granted by us to purchase shares of our common stock ("Common Stock") for new options that we will grant under our three stock plans (the 1998 Long-Term Incentive Plan (the "1998 Plan"), the 2000 Long-Term Incentive Plan (the "2000 Plan") and the 2001 Non-Officer Long-Term Incentive Plan (the "2001 Plan" and, together with the 1998 Plan and the 2000 Plan, called the "Plans"). The offer to exchange includes all outstanding stock options previously granted by us to our employees that have an exercise price equal to or greater than $5.50 per share and do not expire by their terms on or before April 15, 2002. We refer to these as "Eligible Options."

     We are making the offer upon the terms and the conditions described in this Offer to Exchange and in the related memorandum from Talk America dated August 29, 2001, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "offer" or "program").

     The number of shares of Common Stock subject to the new options to be granted to an eligible employee in exchange for an Eligible Option will be the same number of shares of Common Stock as were unexercised under the Eligible Option that is tendered and we accept for exchange. The exercise price per share of the new options will be 100% of the fair market value of a share of our Common Stock on the date of grant, generally as determined by the closing price reported by the principal market for our Common Stock (currently, the Nasdaq National Market) on the date of grant. The vesting schedule for a new option granted in this program in exchange for an option that you tender and we accept will be the same as for the old exchanged option.

     Subject to the terms and conditions of this offer, we will grant the new options on or after the first business day that is at least six months after the date we cancel the options tendered and accepted for exchange. The grant date for the new options is scheduled to be April 5, 2002 (unless the offer has been extended). You may tender Eligible Options for all, but not less than all, of the unexercised shares subject to any individual Eligible Option that you hold (except for our Chief Executive Officer, who has agreed to certain limits on the number of Eligible Options that he may be able to tender for exchange, and if these limits apply, will be able to exchange less than all of an Eligible Option held by him). Upon expiration of the offer, we will decide promptly either to accept all of the properly tendered options or to reject them all. If we decide to accept the tendered options, they will be cancelled promptly thereafter. The offer is currently scheduled to expire on October 3, 2001 (the "Expiration Date") and, if we decide to accept all properly tendered options, we expect to cancel options on October 4, 2001, or as soon as possible thereafter (the "Cancellation Date").

     You may participate in the offer if you are an employee of Talk America or one of our subsidiaries currently and on the date we cancel the options you tender and we accept for exchange. However, in order to receive a new option pursuant to this offer, you must also be an employee as of the date on which the new options are granted (unless your employment was terminated after the end of the offer by your death or disability), which will be at least six months after the cancellation date.

     The offer is not conditioned on a minimum number of options being tendered. We may decide to not accept any options tendered for exchange, as described in
Section 7 of this Offer to Exchange.

     If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under one of our Plans, as described in Section 9 of this Offer to Exchange, and the new options will be subject to substantially the same terms and conditions as were the options for which they were exchanged, including, where applicable, any relevant holding periods for tax or other reasons.

     As of August 24, 2001, total options to purchase 13,445,854 of our shares had been granted by us and were unexercised and unexpired, of which options to purchase 6,062,133 of our shares, constituting approximately 45%, were Eligible Options.

                                    THE OFFER

1.       ELIGIBILITY.

     Employees are "eligible employees" if they are employees of Talk America or one of its subsidiaries as of the date the offer commences and the date on which the tendered options are cancelled. However, in order to receive a new option, you must also be either (a) an employee of Talk America or one of its subsidiaries or (b) a former such employee whose employment was terminated by reason of death or disability (as provided in the company's disability policy or in an employment agreement between you and us), as of the date the new options are granted, which will be at least six months after the Cancellation Date, which is expected to be October 4, 2001, if Talk America does not extend the offer.

     Eligible employees in any location are entitled to participate. However, we are not making the offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction.

2.       NUMBER OF OPTIONS; EXPIRATION DATE.

     Subject to the terms and conditions of the offer, we will exchange "Eligible Options" that are properly tendered and not validly withdrawn in accordance with Section 5 before the "expiration date," as defined below, in return for new options. "Eligible Options" means outstanding options to purchase common stock of Talk America Holdings, Inc. ("Common Stock") previously granted by us that have an exercise price equal to or greater than $5.50 per share and do not expire by their terms on or before April 15, 2002. Notwithstanding, Mr. Gabriel Battista, our Chief Executive Officer, who holds options to purchase 1,650,000 shares of Common Stock that would otherwise be Eligible Options, has agreed to limit the options he may tender to options to purchase not more than 1,321,466 shares of Common Stock. Eligible Options may be exchanged in whole, but not in part, except for Mr. Battista, who, because of the limitation on the number of options he may tender, may exchange a portion of his Eligible Options.

     If Eligible Options are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase the same number of shares that you tendered under the options that we accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of one of the Plans as described in
Section 9 of this Offer to Exchange, and to a new option agreement between you and us. If, for any reason, you do not remain an employee of Talk America or its subsidiaries (other than for reasons of death or disability as provided in the company's disability policy or in an employment agreement between you and us) through the date we grant the new options, you will not receive any new options or other consideration in exchange for your cancelled options. This means that if you quit, with or without a good reason, or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

     The term "expiration date" means 5:00 p.m., Eastern Daylight Time on October 3, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

     - we increase or decrease the amount of consideration offered for the options, or

     - we decrease the number of options eligible to be tendered in the offer.

     If the offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of the notice.

     We will also notify you of any other material change in the information contained in this Offer to Exchange.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or US federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

3.       PURPOSE OF THE OFFER.

     One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Talk America. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of the Common Stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price at least equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. However, because we will not grant new options until at least six months after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

     From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies that could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and that could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this offer. As is outlined in
Section 9 of this Offer to Exchange, the exercise price of any new options granted to you in return for your tendered options will be 100% of the fair market value of the underlying shares on the date of grant, generally as determined by the closing price reported by the principal market for our Common Stock (currently the Nasdaq National Market) on the date of grant. You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons.

     Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

4.       PROCEDURES FOR TENDERING OPTIONS.

     PROPER TENDER OF OPTIONS. To validly tender your options through the offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via hand delivery to Jeff Schwartz at Talk America, 6805 Route 202, New Hope, Pennsylvania 18938 or via facsimile to him at (215) 862-1087. Jeff Schwartz must receive all of the required documents before the expiration date. The expiration date is 5:00 PM Eastern Daylight Time on October 3, 2001.

THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICES TO CHANGE ELECTION FROM ACCEPT TO REJECT AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR RISK.

     DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, if we decide to accept tendered options upon expiration of the offer, we will accept all properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to any extension that we may grant in our sole discretion.

     OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

     Subject to our rights to extend, terminate and amend the offer and to accept or reject all properly tendered options upon expiration of this offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

5.       WITHDRAWAL RIGHTS AND CHANGE OF ELECTION.

     You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

     You may withdraw your tendered options at any time before 5:00 p.m., Eastern Daylight Time on October 3, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer.

     To validly withdraw tendered options, you must deliver to us, via hand delivery to Jeff Schwartz at Talk America, 6805 Route 202, New Hope, Pennsylvania 18938 or via facsimile to him at (215) 862-1087, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options.

     To validly change your election regarding the tender of particular options, you must deliver a new Election Form to us, via hand delivery to at Jeff Schwartz at Talk America, 6805 Route 202, New Hope, Pennsylvania 18938 or via facsimile to him at (215) 862-1087, in accordance with the procedures listed in
Section 4 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify for each option:

     o    the name of the option holder,

     o    the number of shares under each option to be tendered,

     o    the grant date of each option to be tendered, and

     o    the exercise price of each option to be tendered.

     Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

     You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 4 of this Offer to Exchange.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

6.       ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

     Upon the terms and conditions of the offer and promptly following the expiration date, we will promptly decide either to accept all of the properly tendered options or to reject them all and, if we decide to accept, we will accept for exchange and cancel all Eligible Options properly tendered and not validly withdrawn before the expiration date. Once the options are cancelled, you will no longer have any rights with respect to those options (or portions of options, as the case may be). Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be October 4, 2001, and you will be granted new options on or after the first business day that is at least six months after the date we cancel the options accepted for exchange. Thus, subject to the terms and conditions of this offer, if your options are properly tendered by October 3, 2001, the scheduled expiration date of the offer, and accepted for exchange and cancelled on October 4, 2001, you will be granted new options on or after April 5, 2002. If we accept and cancel options properly tendered for exchange after October 3, 2001, the period in which the new options will be granted will be similarly delayed. The exercise price per share of the new options will be 100% of the fair market value of a share of our Common Stock on the date of grant, generally as determined by the closing price reported by the principal market for our Common Stock (currently, the Nasdaq National Market) on the date of grant.

     Your new options will entitle you to purchase the same number of shares that you tendered under an option and we accepted for exchange, as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you are not an employee of Talk America or its subsidiaries through the date we grant the new options (unless you are a former such employee whose employment was terminated by reason of death or disability (as provided in the company's disability policy or in an employment agreement between you and us)) you will not receive any new options or other consideration in exchange for your tendered options that have been cancelled pursuant to this offer.

     For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to Jeff Schwartz, or to the holders of Eligible Options that have been validly tendered and not withdrawn, of our decision to accept for exchange all properly tendered options, which notice may be made by press release or e-mail or other announcement to all employees. Subject to our rights to extend, terminate and amend the offer and, upon expiration of the offer, to decide to accept or reject all options properly tendered for exchange, we currently expect that we will accept promptly after the expiration of the offer all properly tendered Eligible Options that are not validly withdrawn.

7.       CONDITIONS OF THE OFFER.

         Upon expiration of this offer (which will be on October 3, 2001 at 5:00 P.M. Eastern Daylight Time unless we extend it), we will promptly decide to either accept all of the properly tendered Eligible Options or to reject them all. If we decide to reject them all, we expect to communicate this to you by 1:00 p.m. Eastern Daylight Time on the business day after the date this offer expires (which will be on October 3, 2001 unless we extend it). If we accept all of the properly tendered Eligible Options, they will be exchanged and cancelled as described herein. If we reject them all, you will keep all of your current stock options and you will not receive any replacement options. This condition to the offer is for our benefit and the decision to accept or reject all properly tendered Eligible Options is in our sole discretion.

8.       PRICE RANGE OF SHARES UNDERLYING THE OPTIONS.

     The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "TALK." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.


                                                              HIGH         LOW
                                                              ----         ---
FISCAL YEAR 2001
July 1 through August 24, 2001.............................   1.30         0.50
Quarter ended June 30, 2001................................   2.55         0.89
Quarter ended March 31, 2001...............................   2.53         1.28
FISCAL YEAR 2000
Quarter ended December 31, 2000............................   4.82         0.56
Quarter ended September 30, 2000...........................   8.06         4.25
Quarter ended June 30, 2000................................  16.50         5.62
Quarter ended March 31, 2000...............................  20.62        13.43
FISCAL YEAR 1999
Quarter ended December 31, 1999............................  18.93        11.12
Quarter ended September 30, 1999...........................  12.90         8.68
Quarter ended June 30, 1999................................  14.25         9.87
Quarter ended March 31, 1999...............................  19.62         8.06

     As of August 24, 2001, the last reported sale price during regular trading hours of shares of our common stock, as reported by the Nasdaq National Market, was $0.58 per share.

WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR ORDINARY SHARES, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

9.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

     CONSIDERATION. We will issue new options to purchase shares of Common Stock under one of our Plans, as described below, in exchange for the Eligible Options properly tendered and accepted for exchange by us, which will be cancelled. The number of shares subject to the new options to be granted to each option holder in exchange for Eligible Options will be the same as the number of shares under the unexercised options tendered by the option holder and cancelled by us, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding options from eligible employees and subject to the terms and conditions of this offer, we will grant new options to purchase a total of 6,062,133 shares of our common stock.

     TERMS OF NEW OPTIONS. The new options will be granted under our respective Plans, as follows:

     o new options granted to an employee who is not an executive officer will be granted under the 2001 Plan;

     o new options that are granted to an employee who is an executive officer of Talk America in exchange for an old option that was granted under either the 1998 Plan or the 2000 Plan will be granted under the same plan as was the old option that is exchanged; and

     o new options that are granted to an employee who is an executive officer of Talk America in exchange for an old option that was not granted under either of the 1998 Plan or the 2000 Plan will be granted under one of those two Plans, as determined by the Board of Directors in their sole discretion.

     A new option agreement will be entered into between Talk America and each option holder who has tendered options in the offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but, subject to the change in exercise price, generally will not substantially and adversely affect the rights of option holders. The exercise price per share of the new options will be 100% of the fair market value of a share of our Common Stock on the date of grant, generally as determined by the closing price reported by the principal market for our Common Stock (currently, the Nasdaq National Market) on the date of grant. Because we will not grant new options until at least six months after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the options accepted for exchange and cancelled, including as a result of a significant corporate event.

     The following description summarizes the material terms of our Plans and the options granted under such Plans.

     1998 PLAN. The maximum number of shares authorized for options under our 1998 Plan is 5,000,000 shares of Common Stock .

     2000 PLAN. The maximum number of shares authorized for options under our 2000 Plan is 5,000,000 shares of Common Stock.

     2001 PLAN. The maximum number of shares authorized for options under our 2001 Plan is 5,000,000 shares of Common Stock.

     ADMINISTRATION. The Plans are administered by the Compensation Committee of our Board of Directors (the "Committee") that is appointed by the Board of Directors. Subject to the other provisions of the Plans, the Committee has the power to select the employees to whom the options shall be granted, to determine the number of shares to be covered by each option, the time at which the option shall be granted, the terms and conditions of option agreements, the option exercise price, and the term during which the options may be exercised.

     TERM. The term of options granted under the plans are contained in the agreement granting the options, but under the Plans, options generally have a term of 10 years, provided that the new options granted in exchange in this program will have the same term as the old options for which they are exchanged.

     TERMINATION. Your stock option agreement provides for when and under what circumstances your options (including any vested portion) will terminate, including following the termination of your employment, unless the options that are exercisable immediately before such termination are exercised within the time permitted by your stock option agreement.

     EXERCISE PRICE. The exercise price per share of the new options will be 100% of the fair market value of the shares on the date of grant. The fair market value of a share of our common stock on the grant date will be (a) the last reported sale price regular way of the common stock on the grant date as reported by the Nasdaq National Market or, if the common stock is not then listed on the Nasdaq National Market, as reported on such national securities exchange upon which the common stock is then listed, or (b) if there is no such reported sale on the grant date, the average of the closing bid and asked quotations regular way as so reported, or (c) if the common stock is not listed on the Nasdaq National Market or on any national securities exchange, the average of the high bid and low asked quotations regular way on the grant date in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System, or, if not so quoted, as reported by National Quotation Bureau, Incorporated or a similar organization, or (d) if no such price quotations are available for the grant date, the fair market value of a share of common stock as determined by our Board of Directors pursuant to a reasonable method adopted in good faith for such purpose.

     Vesting and Exercise. Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The vesting schedule for all new options granted in this program will be the same as for the original grant.

     PAYMENT OF EXERCISE PRICE. You may exercise your options, in whole or in part, by delivery of a written notice to us of such election and of the number of shares of common stock that you elected to acquire which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are set forth in your specific option agreement.

     ADJUSTMENTS UPON CERTAIN EVENTS. In the event of any change in our outstanding Common Stock by reason of any stock dividend, split-up, recapitalization, reclassification, combination or exchange of shares, merger, consolidation or liquidation and the like, the Committee may, in its discretion, provide for a substitution for or adjustment in the number and class of shares subject to outstanding options, the exercise price of options, and the aggregate number and class of shares for which options may be made under the Plans and to individual recipients.

     TERMINATION OF EMPLOYMENT. If, for any reason other than death or disability, you are not an employee of Talk America on the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, or we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and that we cancelled.

     TRANSFERABILITY OF OPTIONS. Options are not assignable or transferable, except by will or the laws of descent and distribution or as otherwise provided in your stock option agreement. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

     REGISTRATION OF OPTION SHARES. All shares of common stock issuable upon exercise of options under our Plans, including shares that will be issuable upon exercise of all new options to be granted pursuant to the offer, have been, or will be, registered under the Securities Act on registration statements on Form S-8 filed with the SEC.

     INCOME TAX CONSEQUENCES. You should refer to Section 14 of this Offer to Exchange for a summary of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange.

     Our statements in this Offer to Exchange concerning our Plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our Plans and the forms of option agreement under the Plans. Please contact Jeff Schwartz at Talk America Holdings, Inc., 6805 Route 202, New Hope, Pennsylvania 18938, to receive a copy of any of our Plans, and the current forms of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

10.      INFORMATION CONCERNING TALK AMERICA.

     Our principal executive offices are located at Talk America Holdings, Inc., 12020 Sunrise Valley Drive, Suite 250, Reston, Virginia 20191, and our telephone number is (703) 391-7500.

         We provide local and long distance telecommunication services to residential and small business customers throughout the United States. We have developed advanced order processing, provisioning, billing, payment, customer service and information systems that enable us to integrate data and information on a real time basis into our various operations. Our telecommunication services offerings include local and long distance telecommunication services, including local services bundled with long distance services, inbound toll-free service and dedicated private line services for data transmission.

         Additional information about Talk America is available from the documents described in Section 17.

11.      INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
         ARRANGEMENTS CONCERNING THE OPTIONS.

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of August 24, 2001, our executive officers and directors (9 persons) as a group beneficially owned 3,893,133 Eligible Options, which represented approximately 64% of all Eligible Options.

     There have been no transactions in Eligible Options that were effected during the 60 days prior to August 24, 2001 by Talk America or, to our knowledge, by any executive officer, director or affiliate of Talk America. Other than periodic purchases pursuant to the provisions of our option plan and ordinary course grants of stock options to employees and directors, and except for Mr. Battista's agreement to limit the Eligible Options he may exchange in this offer, as described in Section 2 of this Offer to Exchange, there have been no agreements, arrangements or understandings between us and any of our executive officers, directors, affiliates or any other person relating to the Eligible Options.

     We expect that most of our eligible officers will participate in the offer and exchange some or all of their Eligible Options.

12.      STATUS OF OPTIONS WE ACQUIRE IN THE OFFER; ACCOUNTING
         CONSEQUENCES OF THE OFFER.

     Options we acquire through the offer will be cancelled and, if originally awarded pursuant to a Plan, the shares subject to those options will be returned to the pool of shares available for grants of new options under the Plans pursuant to which they were originally granted. To the extent these shares are not fully allocated for the new options to be granted in connection with the offer, the shares will be available for future awards to employees, directors and other eligible Plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

     We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

         - we will not grant any new options until a business day that is at least six months after the date that we accept and cancel options tendered for exchange, and

         - the exercise price of all new options will at least equal the market value of the shares of common stock on the date we grant the new options.

13.      LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. We may choose not to accept any tendered options for exchange as described in Section 7 of this Offer to Exchange.

     If we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the day that is six months from the date that we cancel the options accepted for exchange, in which period we currently expect to grant the new options, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other consideration for the options you tendered.

14.      SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

     GENERAL. The following is a general summary of the material U.S. federal income tax consequences associated with this offer and the stock options tendered for exchange. All of the Eligible Options are "restricted" or "nonstatutory" stock options and there are no "incentive stock options" that are Eligible Options for purposes of this offer. This summary is only general in nature and does not purport to be complete. The U.S. federal income tax laws are complex, subject to change, and may vary in individual circumstances. Moreover, state and local income tax consequences may differ. Accordingly, you are urged to consult with your own tax advisor regarding the Offer of Exchange and your personal income tax situation. This section applies only to U.S. taxpayers.

     EFFECT OF OPTION EXCHANGES. If you exchange one or more outstanding options for new options, you should not be required to recognize income for federal income tax purposes at the time of the exchange.

     The tax consequences associated with the grant of restricted stock options are discussed below.

     EFFECT OF NOT TENDERING OPTIONS. We believe that the option exchange program will not change the U.S. federal income tax treatment of your stock options (or sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program with respect to some or all of the options you hold.

     WE ADVISE ALL OPTION HOLDERS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING (OR NOT PARTICIPATING) IN THE OFFER OF EXCHANGE.

     RESTRICTED STOCK OPTIONS (NONSTATUTORY STOCK OPTIONS). Generally, you will not recognize income on the grant of a restricted stock option. However, you will generally recognize ordinary income on the exercise of a restricted stock option in an amount equal to the amount by which the aggregate fair market value of the shares on the date of exercise exceeds the aggregate exercise price paid for such shares.


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

     Gain or loss on any disposition of shares acquired pursuant to the exercise of a restricted stock option generally will be treated as capital gain or loss. Your holding period for capital gain or loss purposes begins immediately after you recognize income in connection with the exercise of a restricted stock option.

     CAPITAL GAINS AND LOSSES. The tax treatment and tax rate applicable to any capital gain you recognize from the disposition of shares acquired upon exercise of an option depends upon the length of time you have held the shares, the amount of your other income during the year of disposition and other factors. In general, the maximum tax rate applicable to any capital gain arising from your disposition of such shares is (a) 20 percent in the case of shares held for more than one year and (b) 39.6 percent in the case of shares held for one year or less. Further reduced maximum rates may apply with respect to any capital gain you recognize from the disposition of shares that, under special rules, are treated as having been acquired after December 31, 2000 and held for more than five years. The deduction of any capital loss you recognize from the disposition of shares acquired under the Plan is subject to limitations.

     Because the rules governing the tax treatment of capital gains and losses are complex and these rules and the maximum tax rates applicable to capital gains are subject to change, you should consult your personal tax advisor as to their application to your disposition of shares purchased upon exercise of an option granted under the Plans.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PARTICIPATING (OR NOT PARTICIPATING) IN THE OFFER TO EXCHANGE.

15.      EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our discretion, at any time and from time to time, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, after 20 business days have elapsed after the launch of this offer, to terminate or amend the offer and the right, in our sole discretion from and after the expiration date, to decide not to accept and cancel any options tendered for exchange, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

     Amendments to the offer may be made by us at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Eastern Daylight Time on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release or e-mail or other announcement sent to our employees.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

     - we increase or decrease the amount of consideration offered for the options, or

     - we decrease the number of options eligible to be tendered in the offer.

     If the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this
Section 15, we will extend the offer so that the offer is open at least ten business days following the publication, sending or giving of notice.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or US federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

16.      FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

17.      ADDITIONAL INFORMATION.

     This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your options:

     1. Annual report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on April 15, 2001; and

     2. Quarterly report on Form 10-Q for the period ending on June 30, 2001, filed with the SEC on August 14, 2001.

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room in 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549.

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Copies of these materials may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

     Copies of our SEC filings are also available on the SEC's Internet site at www.sec.gov and on our Internet site at www.talk.com under "ABOUT TALK AMERICA - SEC Filings."

     Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Talk America Holdings, Inc., 6805 Route 202, New Hope, Pennsylvania 18938, attention: Jeff Schwartz, or telephoning Jeff Schwartz at (215) 862-1097.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about Talk America should be read together with the information contained in the documents to which we have referred you.

18.      MISCELLANEOUS.

         Certain of the statements contained in this Offer to Exchange and our SEC reports discussed above reflect expectations about our future performance. Although we believe that these statements are reasonable, there can be no assurance that such expectations will prove to have been correct. These statements involve risks and uncertainties and our actual results could differ materially from our expectations. In addition to those factors discussed in our SEC filings, important factors that could cause such actual results to differ materially include, among others: our business strategy with respect to bundled local and long distance services may not succeed; failure to manage, or difficulties in managing, our growth, including attracting and retaining qualified personnel and opening up new territories for our services; dependence on the availability or functionality of incumbent local telephone companies' networks, as they relate to the unbundled network element platform or the resale of such services; increased price competition in local and long distance services; our significant reimbursement and repurchase obligations under our investment agreement with America Online, Inc.; failure or interruption in our network and information, systems; changes in government policy, regulation and enforcement; adverse developments in our relationship with our marketing partners; failure of the marketing of the bundle of our local and long distance services under our direct marketing channels and under our agreements with our various marketing partners; failure to successfully implement a collection management system and credit controls for customers; inability to obtain additional capital required to fully implement our business plan and meet existing obligations; inability to adapt to technological change; competition in the telecommunications industry; inability to manage customer attrition and bad debt expense; and adverse changes in our relationships with third party carriers.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

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

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE MEMORANDUM FROM TALK AMERICA DATED AUGUST 29, 2001, THE ELECTION FORM AND THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Talk America Holdings, Inc.

August 29, 2001

                                  SCHEDULE A

                        DIRECTORS AND EXECUTIVE OFFICERS
                              AS OF AUGUST 29, 2001


NAME                              TITLE

TALK AMERICA HOLDINGS, INC.
Gabriel Battista                  Chairman, Chief Executive Officer and Director
Mark S. Fowler                    Director
Kevin D. Griffo                   Executive Vice President - Sales and Marketing
Aloysius T. Lawn, IV              Executive Vice President - General Counsel and Secretary
Arthur J. Marks                   Director
Edward B. Meyercord, III          President, Chief Financial Officer, Director and Treasurer
Ronald R. Thoma                   Director
George Vinall                     Executive Vice President - Business Development
Thomas Walsh                      Senior Vice President - Finance
Jeff Earhart                      Senior Vice President - Customer Operations
Warren Brasselle                  Senior Vice President - Operations





                                       A-1